EXHIBIT 11.1

CPI Corp.
Computation of Per Common Share Loss - Diluted
(Unaudited)

thousands, except share and per share data	16 Weeks Ended		40 Weeks Ended
	November 8, 2008	November 10, 2007	November 8, 2008	November 10, 2007
Diluted:
Net loss applicable to common shares:
From continuing operations	$(13,341)	$(10,016)	$(17,198)	$(11,956)
From discontinued operations	-	(91)	-	(197)

Net loss	$(13,341)	$(10,107)	$(17,198)	$(12,153)

Shares:
Weighted average number of common shares outstanding	17,074,815	17,021,513	17,062,671	17,004,834
Shares issuable under employee stock plans - weighted average	-	-	-	-
Dilutive effect of exercise of certain stock options	-	- *	- **	- ***
Less: Treasury stock - weighted average	(10,595,319)	(10,619,570)	(10,595,319)	(10,619,189)

Weighted average number of common and common equivalent shares outstanding	6,479,496	6,401,943	6,467,352	6,385,645

Net loss per common and common equivalent shares:
From continuing operations	$(2.06)	$(1.56)	$(2.66)	$(1.87)
From discontinued operations	-	(0.01)	-	(0.03)

Net loss	$(2.06)	$(1.57)	$(2.66)	$(1.90)

*	The effect of stock options in the amount of 22,281 shares was not considered as the effect is antidilutive.
**	The effect of stock options in the amount of 2,731 shares was not considered as the effect is antidilutive.
***	The effect of stock options in the amount of 29,491 shares was not considered as the effect is antidilutive.